Exhibit 99.1

Eric Stang Joins InvenSense™ Inc. Board of Directors

San Jose, California, September 4, 2013 – InvenSense, Inc. (NYSE: INVN), the leading provider of MotionTracking™ system on chip devices, announced the appointment of Mr. Eric Stang to its Board of Directors. The election of Mr. Stang increases the size of InvenSense’s board to seven members.

“Eric is a highly accomplished executive with extensive experience in consumer system and semiconductor markets. His experience in leading a public company through explosive growth will be a great asset to InvenSense, and I look forward to working with him.” said Behrooz Abdi, President and Chief Executive Officer of InvenSense.

“InvenSense is a leader in MEMS system on chips with a strong spirit of innovation,” said Mr. Stang. “I am very excited to join the InvenSense board and look forward to contributing to its growth to new heights.”

Mr. Stang currently serves as a Director and President and Chief Executive Officer of Ooma, Inc., a provider of broadband telephony products, a position he has held since January 2009. Prior to joining Ooma, Mr. Stang served as Chief Executive Officer and President of Reliant Technologies, Inc., a developer of medical technology solutions for aesthetic applications, from 2006 to 2008. Mr. Stang previously served as CEO and President of Lexar Media, Inc., a provider of solid state memory products from 2001 to 2006 and Chairman from 2004 to 2006. Mr. Stang received his A.B. from Stanford University and MBA from the Harvard Business School. Mr. Stang also serves on the boards of Rambus and Solta Medical and other private companies.

For further information about InvenSense, please visit our website at www.invensense.com or contact InvenSense Investor Relations at ir@invensense.com.

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About InvenSense

InvenSense Inc. (NYSE: INVN) is the world’s leading provider of MotionTracking™ solutions for consumer electronic devices. The company’s patented InvenSense Platform and patent-pending MotionFusion™ technology address the emerging needs of many mass-market consumer applications via improved performance, accuracy, and intuitive motion- and gesture-based interfaces. InvenSense technology can be found in consumer electronic products including smartphones, tablets, gaming devices, optical image stabilization, and remote controls for Smart TVs. The company’s MotionTracking products are also being integrated into a number of industrial applications. InvenSense is headquartered in San Jose, California and has offices in China, Taiwan, Korea, Japan, and Dubai. More information can be found at www.invensense.com.

©2013 InvenSense, Inc. All rights reserved. InvenSense, MotionTracking, MotionProcessing, MotionProcessor, MotionFusion, MotionApps, DMP, and the InvenSense logo are trademarks of InvenSense, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.

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For Investor Inquiries, Contact:

Alan Krock

Chief Financial Officer

InvenSense, Inc.

ir@invensense.com

For Press Inquiries, Contact:

David Almoslino

Senior Director

Marketing and Communications

InvenSense, Inc.

408.501.2278

pr@invensense.com

InvenSense, Inc. | 1745 Technology Drive | San Jose, CA 95110 | 408.988.7339 | Fax 408.988.8104

www.invensense.com